ZQ|CERT#|COY|CLS|RGSTRY|ACCT#|TRANSTYPE|RUN#|TRANS#

TOP SHIPS INC.

PO BOX 43004, Providence, RI 02940-3004

MR A SAMPLE
DESIGNATION (IF ANY)
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CUSIP			2313 98 84
Holder ID			XXXXXXXXXX
Insurance Value			1,000,000.00
Number of Shares			123456
DTC	12345678	1234567890	12345
Certificate Numbers	Num/No.	Denom.	Total
1234567890/1234567890	1	1	1
1234567890/1234567890	2	2	2
1234567890/1234567890	3	3	3
1234567890/1234567890	4	4	4
1234567890/1234567890	5	5	5
1234567890/1234567890	6	6	6
Total Transaction			7

WARRANT(S) TO PURCHASE COMMON STOCK

PAR VALUE $0.01 PER SHARE

Certificate Number

ZQ00000000

FORM OF WARRANT CERTIFICATE

WARRANT(S) TO PURCHASE COMMON STOCK

THIS CERTIFICATE IS TRANSFERABLE IN CANTON, MA, JERSEY CITY, NJ AND COLLEGE STATION, TX

Warrants

000000****************
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****000000****************
*****000000***************
******000000**************

TOP SHIPS INC.

INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS

This Warrant Certificate certifies that

MR. SAMPLE & MRS. SAMPLE &
MR. SAMPLE & MRS. SAMPLE

SEE REVERSE FOR CERTAIN DEFINITIONS

or its registered assigns, is the registered holder of Warrants (the "Warrants")

**ZERO HUNDRED THOUSAND
ZERO HUNDRED AND ZERO**

of TOP SHIPS INC., a Marshall Islands corporation (the "Company"), to purchase shares of common stock, par value $0.01 per share ("Common Stock"), of the Company. The Warrants expire at 11:59 p.m., Eastern Standard Time, on June 11, 2019 (the "Expiration Date") and each warrant entitles the holder to purchase from the Company one fully paid and nonassessable share of Common Stock at an exercise price of $2.50 per share of Common Stock (as adjusted from time to time in accordance with the terms of the Warrant Agreement, the "Exercise Price"). Subject to the terms and conditions set forth in the Warrant Agreement, the Warrants may be exercised at any time and from time to time, in whole or in part, during the period ending at 11:59 p.m., Eastern Standard Time, on the Expiration Date. The Exercise Price and the number of shares of Common Stock acquirable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officers as of the date below set forth.

Dated: June 11, 2014

TOP SHIPS INC.

Evangelos J. Pistiolis, President

TOP SHIPS INC.
MARSHALL ISLANDS
MAJURO

DATED DD-MMM-YYYY

COUNTERSIGNED AND REGISTERED:
COMPUTERSHARE TRUST COMPANY, N.A.
TRANSFER AGENT AND REGISTRAR,

By ______________________
AUTHORIZED SIGNATURE

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The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants to purchase shares of Common Stock issued pursuant to the warrant agreement dated June 11, 2014 ("the Warrant Agreement"). The Warrant Agreement is hereby incorporated by reference herein and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the registered holders of the Warrants. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Warrant Agreement.

Upon due presentment for registration of transfer of the Warrants and surrender of this Warrant Certificate at the office of the Warrant Agent designated for such purpose, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations set forth in the Warrant Agreement, without charge except for any applicable tax or other charge.

Subject to the Warrant Agreement, the Company shall not be required to issue fractional shares of Common Stock.

The Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of the Warrants represented by this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

No registration or transfer of the securities issuable pursuant to the Warrants will be recorded on the books and records of the Company or the Warrant Agent until the provisions set forth in the Warrant Agreement have been complied with.

In the event of any conflict or inconsistency between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control.

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON SHARES

TOP SHIPS INC.

The undersigned holder hereby exercises the right to purchase ______________________________ of the Common Shares (**"Warrant Shares"**) of Top Ships Inc., a corporation formed under the laws of the Republic of The Marshall Islands (the **"Company"**), evidenced by this Warrant Certificate (the **"Warrant"**). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant Agreement.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

__________ a "Cash Exercise" with respect to ____________ Warrant Shares; and/or

__________ a "Cashless Exercise" with respect to ____________ Warrant Shares, resulting in a delivery obligation by the Company to the Holder of Common Shares representing the applicable Net Number, subject to adjustment.

3. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $_________ to the Warrant Agent in accordance with the terms of the Warrant.

4. Delivery of Warrant Shares. The Warrant Agent shall deliver to Holder, or its designee or agent as specified below, ________ Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, to the following address:

____

____

____

____

Date: _______________ _____, __________

____
Name of Registered Holder

By: ____________________________________
Name:
Title:

The IRS requires that we report the cost basis of certain shares acquired after January 1, 2011. If your shares were covered by the legislation and you have sold or transferred the shares and requested a specific cost basis calculation method, we have processed as requested. If you did not specify a cost basis calculation method, we have defaulted to the first in, first out (FIFO) method. Please visit our website or consult your tax advisor if you need additional information about cost basis.

If you do not keep in contact with us or do not have any activity in your account for the time periods specified by state law, your property could become subject to state unclaimed property laws and transferred to the appropriate state.

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